Offshore Logistics, Inc.

2000 W. Sam Houston Parkway South
Suite 1700
Houston, Texas 77042
Tel: (713) 267-7600
Fax: (713) 267-7620

PRESS RELEASE

OFFSHORE LOGISTICS, INC. ANNOUNCES NEW FINANCIAL TEAM

HOUSTON, TEXAS (December 1, 2005) — Offshore Logistics, Inc. (NYSE:OLG) announced today the appointment of Perry L. Elders as Senior Financial Advisor, Joe Baj as Vice President, Treasurer and Secretary and Elizabeth Brumley as Controller. While the CFO position will be open following the previously announced departure of Mr. Brian Voegele, Mr. Elders will advise and consult with management regarding financial matters.

William E. Chiles, President and CEO, stated, “I am excited to announce these three key financial appointments, which will make a significant contribution to our business. Perry’s extensive experience with large, global, oilfield service companies will be a tremendous asset to our organization. Joe has been with our company since July 2005, and his promotion to Vice President, Treasurer and Secretary is well deserved. We will benefit from his prior treasury experience with a large international offshore drilling company. Liz’s significant accounting experience with complex international organizations is a wonderful enhancement of our finance team. I am excited to bring Perry and Liz on board and announce Joe’s promotion.”

Mr. Elders is a Director with Sirius Solutions L.L.L.P. since June 2005 and provides financial consulting services to public companies, including international oilfield equipment manufacturing and drilling companies. Prior to joining Sirius Solutions, Mr. Elders was the Vice President Finance and Chief Accounting Officer for Vetco International, Inc., a global oilfield equipment manufacturer and construction company. Prior to September 2003, Mr. Elders was a partner in the Houston audit practices of Pricewaterhouse Coopers LLP and Arthur Andersen LLP. During his 20 years in public accounting Mr. Elders served a large number of international oilfield service companies with global operations, specializing in public security offerings as well as mergers and acquisitions. Mr. Elders is a Certified Public Accountant and member of the American Institute of Certified Public Accountants. He is a native Houstonian and earned a Bachelor’s Degree in Accounting from New Mexico State University in 1983. He lives in Houston with his wife and two children.

Prior to joining Offshore Logistics as Assistant Treasurer, Mr. Baj was previously employed by Transocean Inc., a worldwide provider of offshore drilling services. He joined Transocean in 1997 and held positions in treasury, most recently Assistant Treasurer. Prior to Transocean, Mr. Baj held various treasury and investor relations positions with Sterling Chemicals, Inc., a commodity chemical manufacturer, having joined the company in 1987. From 1983 to 1987, Mr. Baj worked in the treasury group of Anderson, Clayton and Co., a diversified food manufacturer acquired in 1986. Mr. Baj earned a Bachelor’s degree in Business Administration in 1980 and a Master’s Degree in Finance in 1983 from Texas A&M University. He lives in Houston.

In 2005, prior to joining Offshore Logistics, Ms. Brumley was the Vice President and Controller of Noble Drilling Services, Inc., an international offshore drilling company. From 1996 to early 2005, she was with MAXXAM Inc. and served in various positions of increasing responsibility, culminating as Vice President and Controller. She previously worked for GulfMark Offshore, Inc. (formerly GulfMark International, Inc.), where she served as Controller from 1990 until 1996. Ms. Brumley was a senior auditor with Arthur Andersen LLP prior to joining GulfMark in December 1987. She is a Certified Public Accountant and earned a Bachelor’s Degree in English and Master’s Degree in Accounting from Rice University in 1981. Ms. Brumley lives in Houston with her husband and two children.

Offshore Logistics, Inc. is a major provider of helicopter transportation services to the oil and gas industry worldwide. Through its subsidiaries, affiliates and joint ventures, the Company provides transportation services in most oil and gas producing regions including the United States Gulf of Mexico and Alaska, the North Sea, Africa, Mexico, South America, Australia, Russia, Egypt and the Far East. Additionally, the Company is a leading provider of production management services for oil and gas production facilities in the Gulf of Mexico. The Company’s Common Stock is traded on the New York Stock Exchange under the symbol OLG.

Investor Relations Contact:
Joe Baj
Phone: (713) 267-7605
Fax: (713) 267-7620
jbaj@olog.com